Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

THERAPEUTICSMD, INC.

On July 28, 2022, the Board of Directors of TherapeuticsMD, Inc., a Nevada corporation (together with any successor thereto, the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), 30,000 authorized shares of a series of Preferred Stock titled the “Series A Preferred Stock”:

RESOLVED that, pursuant to the Articles of Incorporation, the Bylaws and applicable law, a series of Preferred Stock titled the “Series A Preferred Stock,” and having a par value of $0.001 per share and an initial number of authorized shares equal to 30,000, is hereby designated and created out of the authorized and unissued shares of Preferred Stock, which series has the rights, designations, preferences and other provisions set forth below.

SECTION 1. Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 30,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board and (b) the filing of a certificate of amendment to this Certificate of Designation, signed by an officer of the Company, with the Secretary of State of the State of Nevada, and (c) without the vote or consent of the holders of the Series A Preferred Stock, except as otherwise required by this Certificate of Designations. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights upon Liquidation Events, senior to the Common Stock and each other class or series of Capital Stock (including without limitation, any other series of preferred stock) of the Company now existing or hereafter authorized, classified or reclassified, contingent equity liabilities and future equity distributions of the Company (such Capital Stock, “Junior Stock”).

SECTION 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (a) that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates and (b) “portfolio companies” (as such term is customarily used in the private equity industry) in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person unless (x) such Person is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of such portfolio company or such portfolio company is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of such person, (y) such portfolio company has been directed by such Person or any of its Affiliates in carrying out any act prohibited by this Certificate of Designations, or (z) such portfolio company is a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with such Person or any of its Affiliates with respect to any securities of the

Company. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as may be amended from time to time.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Finance Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Finance Lease Obligations,” and (b) in all other instances the present value (discounted at the interest rate implicit in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

Unless otherwise specified herein, a Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors for the purposes in question.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (in each case, excluding any member of the Investor Parties), is or becomes the “beneficial owner” directly or indirectly, of Voting Stock representing a majority of the Stockholder Voting Power of the Company, other than as a result of a transaction in which (i) the holders of securities that represented 100% of the Stockholder Voting Power of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of the Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person immediately after such transaction or (ii) the holders of securities that represented 100% of the Stockholder Voting Power of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person in substantially the same proportion to each other as immediately prior to such transaction;

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Stockholder Voting Power of the Company immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction or any parent entity that wholly owns such surviving Person immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c) the shares of Common Stock cease to be listed for trading on any United States national securities exchange or all such shares cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (b) above).

“Change of Control Effective Date” has the meaning set forth in Section 9(c).

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Purchase Price for such share to the Holder thereof.

“Change of Control Purchase Price” means, with respect to any share of Series A Preferred Stock, an amount equal to the Liquidation Preference.

“Change of Control Redemption” has the meaning set forth in Section 9(a).

“close of business” means 5:00 p.m. (New York City time).

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(b).

“Company” has the meaning set forth in the recitals above.

“Deemed Liquidation Event” means any repurchase or redemption of the Series A Preferred Stock, whether at the Maturity Date or otherwise, or a Change of Control.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event) for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise, or is or may be (in accordance with its terms) redeemable or repurchasable for cash or in exchange of Indebtedness at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event), in whole or in part, in each case on or prior to the date 91 days after the date the Series A Preferred Stock is no longer outstanding (provided that only the portion of the Capital Stock that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed Disqualified Stock).

Notwithstanding the foregoing: (x) Capital Stock that is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; (y) any Capital Stock held by any future, current or former officer, director, employee, consultant or independent contractor (or their respective controlled investment affiliates or immediate family members) of the Company, any of its Subsidiaries or any parent entity or any other entity in which the Company or a Subsidiary has an investment and is designated in good faith as an “affiliate” by the Board shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries pursuant to any equityholders’ agreement, management equity plan, equity option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations; and (z) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a “change of control” shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company or its Subsidiaries, as applicable, may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with Section 9 hereof.

“Dividend Record Date” has the meaning set forth in Section 4(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board acting in good faith.

“Financing Agreement” means that certain Financing Agreement, dated as of April 24, 2019, by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, and Sixth Street Specialty Lending, Inc. (f/k/a TPG Specialty Lending, Inc.), as administrative agent for the lenders thereunder, with a Term Loan Maturity Date (as defined therein, and herein the “Term Loan Maturity Date”) as of the date hereof, of September 30, 2022, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Finance Lease Obligation” means any obligation under a lease that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such other statements by such other entity as have been generally accepted by the accounting professionals, which are in effect from time to time.

“Holder” means a Person in whose name any Series A Preferred Stock is registered in the Register.

“incur” has the meaning set forth in Section 12(c)(ii).

“Indebtedness” means, without duplication, (a) all obligations of the Company or any of its Subsidiaries for borrowed money; (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments (other than performance or return-of-money bonds, surety bonds, or similar obligations of a like nature incurred in the ordinary course of business consistent with industry practice); (c) all Finance Lease Obligations of the Company or any of its Subsidiaries and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company or its Subsidiaries, (d) all obligations of the Company or its Subsidiaries representing the deferred purchase price of property or services (other than (i) trade accounts payable arising in the ordinary course of business and (ii) earnouts and similar obligations until such obligations become a liability on the balance sheet of the Company or such Subsidiary in accordance with GAAP), (e) all letters of credit, bankers’ acceptances, and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party; (f) all securitization or similar facilities of the Company or any of its Subsidiaries; (g) all guarantees by the Company or any of its Subsidiaries of any of the foregoing, and (h) all obligations of the type referred to in clauses

(a) through (g) above of Persons other than the Company or its Subsidiaries secured by any Lien on any property of the Company or any of its Subsidiaries (whether or not such obligation is assumed by the Company or any of its Subsidiaries), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property and the amount of the obligation so secured.

Notwithstanding the foregoing, “Indebtedness” shall exclude (y) unfunded commitments and (z) obligations with respect to the Series A Preferred Stock (or any successor security issued upon conversion, exchange, reclassification or otherwise in accordance with the terms hereof).

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed solely to hedge interest rate risk of such Person.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investor” means such funds or accounts managed or sub-managed by Rubric Capital Management LP, as the case may be, as may be identified by Rubric Capital Management LP to the Company in writing.

“Investor Parties” means Investor and its Affiliates.

“Junior Stock” has the meaning set forth in Section 2.

“Lien” means, with respect to any asset, any mortgage, lien, deed of trust, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any Finance Lease Obligation, conditional sale or other title retention agreement, in each case having substantially the same economic effect as any of the foregoing; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, or any Deemed Liquidation Event.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, an amount equal to one thousand three hundred and thirty three dollars ($1,333) per share of Series A Preferred Stock, plus any unpaid Participating Dividends.

“Maturity Date” means December 31, 2022; provided, however, that the Maturity Date shall be automatically extended, on a day-for-day basis, to the extent the Term Loan Maturity Date under the Financing Agreement is extended; provided further that the Maturity Date may not be extended by more than a total of 60 days (which may be in one or more extensions) without the consent of the Super Majority Holders.

“NASDAQ” means the NASDAQ Stock Market (or its successor).

“Notice of Redemption” has the meaning set forth in Section 6(d)(i).

“Notice of Trigger Event” has the meaning set forth in Section 6(d)(ii).

“Original Issuance Date” means the date of closing pursuant to the Subscription Agreement.

“Participating Dividends” has the meaning set forth in Section 4(a).

“Permitted Indebtedness” means (i) Indebtedness incurred or entered into prior to the Original Issuance Date and publicly disclosed in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission prior to the Original Issuance Date, (ii) Indebtedness the proceeds of which are used to repurchase all, but not less than all, of the Series A Preferred Stock at the Liquidation Preference (the “Permitted Refinancing Indebtedness”) and (iii) additional Indebtedness incurred to the lenders under the Financing Agreement in a principal amount not to exceed $20.0 million in the aggregate, provided that, prior to each such incurrence of Indebtedness under this clause (iii), the Company shall have provided the Investor with the offer of a right of first refusal to fund such proposed amount of Indebtedness as equity pursuant to the terms herein and in the Subscription Agreement (the “ROFR Offer”) and Investor shall not within 2 business days of receipt of such ROFR Offer funded such equity and, provided, further, that for the avoidance of doubt, the limitation on additional Indebtedness contained in this clause (iii) shall not apply in the event the Company or any of its Subsidiaries are subject to any case or proceeding pursuant to or within the meaning of any bankruptcy or insolvency law.

“Permitted Lien” means:

(i) Liens existing on the Original Issuance Date and securing Permitted Indebtedness;

(ii) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $1,000,000;

(iii) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations;

(v) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(vii) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(viii) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases entered into in the ordinary course of business;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi) Liens securing Capital Leases or purchase money Indebtedness in an aggregate amount not to exceed at any time $1,000,000 with respect to all such Capital Leases and purchase money Indebtedness; provided, any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness;

(xii) other Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $1,000,000 at any one time outstanding;

(xiii) Liens securing any judgments, writs or warrants of attachment or similar process not constituting a Trigger Event;

(xix) Liens that are contractual rights of setoff relating to purchase orders entered into with customers, vendors or suppliers of such Person in the ordinary course of business; and

(xx) Liens on the deposit account with Bank of America, N.A. identified by account number 4451020473 securing Indebtedness of the Company and its Subsidiaries in respect of credit card programs in the ordinary course of business in an aggregate amount not to exceed $200,000 at any time outstanding.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register” means the securities register maintained in respect of the Series A Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby the Company or any of its Subsidiaries transfers such property to another Person (other than the Company or a Subsidiary) and the Company or any of its Subsidiaries leases such property from such other Person.

“Satisfaction of Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness (and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase) and (iv) the termination of any lending commitments required to be terminated, in each case of clauses (i) – (iv), as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Stockholder Voting Power” means the aggregate number of votes which may be cast by holders of the Company’s Voting Stock, with the calculation of such aggregate number of votes being conclusively made for all purposes under this Certificate of Designations and the Articles of Incorporation, absent manifest error, by the Company based on the Company’s review of the Register, the Company’s other books and records, each Holder’s public filings pursuant to Section 13 or Section 16 of the Exchange Act and any other written evidence satisfactory to the Company regarding any Holder’s beneficial ownership of any securities of the Company.

“Subscription Agreement” means that certain Subscription Agreement between the Company and the Investor dated as of July 29, 2022, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Investor Parties.

A “Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Super Majority Holders” means Holders representing at least sixty-six and two-thirds percent (66 2/3%) of the then-issued and outstanding shares of Series A Preferred Stock.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding), imposed by any governmental authority, including all interest, penalties, additions to tax or other liabilities with respect thereto.

“Term Loan Maturity Date” shall have the meaning as set forth in the definition of Financing Agreement.

“Trigger Event” means:

(a) failure by the Company to make any payment of dividends or any other amounts (including, without limitation, the Liquidation Preference) as required hereunder when the same becomes due and payable (whether at maturity or otherwise);

(b) the Company or any of its Subsidiaries fail to comply with any of the covenants hereunder and such failure continues for thirty (30) continuous days;

(c) the Company contests in writing the validity or enforceability of this Certificate of Designations or any provision herein and fails to withdraw such contestation within ten (10) days thereafter;

(d) the Company or any of its Subsidiaries commences or is subject to a case or proceeding pursuant to or within the meaning of any bankruptcy or insolvency law; or

(e) a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for sixty (60) days) that would result in fines or damages against the Company or any of its Subsidiaries in an amount exceeding $5,000,000.

“Voting Stock” means (a) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

SECTION 4. Dividends.

Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(a) Participating Dividends. Holders shall be entitled to participate with the holders of shares of Common Stock in all cash dividends paid on the shares of Common Stock at a rate of 25% of all cash dividends paid in respect of the shares of Common Stock (the “Participating Dividends”), which Participating Dividends shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock, unless the full dividends contemplated by this Section 4(a) are paid substantially at the same time to Holders.

(b) Record Date. Each Participating Dividend shall be paid pro rata to the Holders of shares of Series A Preferred Stock entitled thereto. Each Participating Dividend shall be payable to the Holders of Series A Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board for such dividends (each such date, a “Dividend Record Date”) which shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”).

(c) Other Dividends and Repurchases. So long as any shares of Series A Preferred Stock remain outstanding, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock, in each case other than in the form of Junior Stock.

SECTION 5. Liquidation Rights.

(a) Liquidation. In the event of any Liquidation Event, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the Liquidation Preference.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders, the amounts distributed to the Holders shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

SECTION 6. Redemption.

(a) Optional Redemption. Except as otherwise provided herein, the Series A Preferred Stock are not redeemable at the Company’s option, except that, upon the occurrence of a Change of Control, the Company has the right, at its election, to redeem for cash from each Holder of Series A Preferred Stock, all, but not less than all, outstanding shares of Series A Preferred Stock held by such Holder at a purchase price per share of Series A Preferred Stock equal to the Liquidation Preference; provided, however, the Company shall only be required to pay the Liquidation Preference to the extent such purchase can be made out of funds legally available therefor.

(b) Mandatory Redemption. The Company will, on the earlier to occur of (i) the Maturity Date and (ii) the incurrence of Permitted Refinancing Indebtedness, redeem for cash (the “Mandatory Redemption”) from each Holder of Series A Preferred Stock, all outstanding shares of Series A Preferred Stock held by such Holder at a purchase price per share of Series A Preferred Stock equal to the Liquidation Preference; provided, however, the Company shall only be required to pay the Liquidation Preference to the extent such purchase can be made out of funds legally available therefor.

(c) Class Protective Provisions. Upon the occurrence of a Trigger Event, each Holder of outstanding shares of Series A Preferred Stock may, at such Holder’s election, require the Company to redeem for cash (the “Trigger Event Redemption”) all of such Holder’s outstanding shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock equal to the Liquidation Preference; provided, however, the Company shall only be required to pay the Liquidation Preference to the extent such purchase can be made out of funds legally available therefor.

(d) Notice of Redemption; Notice of Trigger Event.

(i) Notice of redemption of the Series A Preferred Stock pursuant to Section 6(a) or 6(b) (the “Notice of Redemption”) shall be given by overnight courier or first class mail, postage prepaid, addressed to the Holders of record of the Series A Preferred Stock. Such Notice of Redemption shall be delivered to each Holder at least five (5) days and not more than sixty (60) days before the proposed redemption date and shall state: (1) the applicable redemption date; (2) the number of shares of Series A Preferred Stock held by the Holder and to be redeemed; (3) the applicable redemption price per share of Series A Preferred Stock; (4) the place or places where certificates for such shares of Series A Preferred Stock, if any, are to be surrendered for payment.

(ii) Notice of the occurrence of a Trigger Event pursuant to Section 6(c) (the “Notice of Trigger Event”) shall be given by overnight courier or first class mail, postage prepaid, addressed to the Holders of record of the Series A Preferred Stock. Such Notice of Trigger Event shall be mailed to each Holder as soon as practicable after the occurrence of any Trigger Event but in any case not more than five (5) Business Days after the occurrence thereof. Such Notice of Trigger Event shall state: (1) the date on which such Trigger Event occurred; (2) the applicable redemption price per share of Series A Preferred Stock; (3) that an election form is attached or where to obtain such an election form; and (4) the date by which each such Holder shall be required to provide notice to the Company of its election to cause such redemption and the place or places where such Holders must send their election form along with certificates for such shares of Series A Preferred Stock, if any, are to be surrendered for payment. The date to be set by the Company by which each Holder shall be required to affirmatively elect to cause the Company to so redeem its shares of Series A Preferred Stock shall be a date no earlier than fifteen (15) days after the date such Notice of Trigger Event was sent to all Holders, as aforesaid.

(iii) Each Holder of Series A Preferred Stock electing to cause the Company to redeem its shares of Series A Preferred Stock in accordance with Section 6(d)(ii) shall deliver its duly completed election form to the Company by the date and at the location as set forth in the Notice of Trigger Event. Any such election may be withdrawn and cancelled by any such Holder by further notice delivered to the Company no later than the Business Day prior to the specified date of redemption.

(e) Treatment of Shares; Partial Exercise. Until a share of Series A Preferred Stock is redeemed by the payment or deposit in full of the Liquidation Preference as provided in Section 6(g), such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein. In the event that a Mandatory Redemption or Trigger Event Redemption is effected with respect to shares of Series A Preferred Stock representing less than all shares of Series A Preferred Stock held by a Holder, promptly following such Mandatory Redemption or Trigger Event Redemption, as applicable, the Company shall reflect in the Register the remaining shares of Series A Preferred Stock held by such Holder.

(f) Sufficient Funds. If the Company shall not have sufficient funds legally available to redeem all shares of Series A Preferred Stock required under this Section 6, the Company shall (i) redeem, pro rata among the Holders, a number of shares of Series A Preferred Stock with an aggregate Liquidation Preference equal to the amount legally available for the purchase of shares of Series A Preferred Stock and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Liquidation Preference as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Notwithstanding the foregoing, in the event a Holder exercises a Trigger Event Redemption pursuant to this Section 6 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Trigger Event Redemption, the Company will use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 6. For so long as a failure to comply with this Section 6 has occurred and is continuing, the restrictions set forth in Section 4(c) with respect to restrictions on dividends or distributions relating to Junior Stock shall apply mutatis mutandis.

(g) With respect to any share of Series A Preferred Stock to be redeemed by the Company pursuant to Section 6(a), 6(b) or 6(c) and which has been redeemed in accordance with the provisions of this Section 6, (i) such share shall no longer be deemed outstanding and (ii) all rights with respect to such share shall cease and terminate other than the rights of the Holder thereof to receive the Liquidation Preference therefor.

SECTION 7. [Reserved].

SECTION 8. [Reserved].

SECTION 9. Change of Control.

(a) Repurchase at the Option of the Holder. Upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock may, at such Holder’s election, require the Company to redeem (the “Change of Control Redemption”) all or part of such Holder’s shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the Change of Control Purchase Price; provided, however, the Company shall only be required to pay the Change of Control Purchase Price to the extent such purchase can be made out of funds legally available therefor.

(b) Initial Change of Control Notice. On or before the fifteenth (15th) Business Day prior to the anticipated Change of Control Effective Date (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (the “Initial Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Change of Control and contain (i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed) and (ii) a description of the material terms and conditions of the Change of Control. No later than ten (10) Business Days prior to the anticipated Change of Control Effective Date as set forth in the Initial Change of Control Notice (or, if the Change of Control has already occurred as provided in the Initial Change of Control Notice, promptly, but no later than the tenth (10th) Business Day following receipt thereof), any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Company in writing thereof and shall specify (x) whether such Holder is electing to exercise its right to effect a Change of Control Redemption of all or a portion of its shares of Series A Preferred Stock pursuant to Section 9(a), and (y) the number of shares of Series A Preferred Stock subject to the Change of Control Redemption.

(c) Final Change of Control Notice. Within five (5) Business Days following the effective date of the Change of Control (the “Change of Control Effective Date”) (or, if the Change of Control had already occurred as specified in Section 9(b), within five (5) Business Days following the ten (10) Business Day period referred to in Section 9(b) above), the Company shall deliver to each Holder a written notice setting forth:

(i) a statement setting forth in reasonable detail the calculation of the Change of Control Purchase Price with respect to such Holder;

(ii) the Change of Control Purchase Date, which shall be no later than thirty (30) days after such notice is sent; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 9(c)(iii) below; and

(iii) the instructions a Holder must follow to receive the Change of Control Purchase Price in connection with such Change of Control.

(d) Change of Control Redemption Procedure. To receive the Change of Control Purchase Price, a Holder must complete and sign the redemption notice in the form attached hereto as Exhibit A (the “Change of Control Redemption Notice”) and surrender in accordance with the instructions delivered pursuant to Section 9(c)(iii), the certificates (if any) representing the shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor, to the extent applicable.

(e) Delivery upon Change of Control Redemption. Upon a Change of Control Redemption, subject to Section 9(g) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer of immediately available funds, the Change of Control Purchase Price for such Holder’s shares of Series A Preferred Stock.

(f) Treatment of Shares; Partial Exercise. Until a share of Series A Preferred Stock is redeemed by the payment or deposit in full of the applicable Change of Control Purchase Price as provided in Section 9(i), such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein. In the event that a Change of Control Redemption is effected with respect to shares of Series A Preferred Stock representing less than all shares of Series A Preferred Stock held by a Holder, promptly following such Change of Control Redemption, the Company shall reflect in the Register the remaining shares of Series A Preferred Stock held by such Holder.

(g) Sufficient Funds. If the Company shall not have sufficient funds legally available to redeem all shares of Series A Preferred Stock required under Section 9(a), the Company shall (i) redeem, pro rata among the Holders, a number of shares of Series A Preferred Stock with an aggregate Change of Control Purchase Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Purchase Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Notwithstanding the foregoing, in the event a Holder exercises a Change of Control Redemption pursuant to this Section 9 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Redemption, the Company will use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9. For so long as a failure to comply with this Section 9 has occurred and is continuing, the restrictions set forth in Section 4(c) with respect to restrictions on dividends or distributions relating to Junior Stock shall apply mutatis mutandis.

(h) Change of Control Agreements. The Company shall not enter into any agreement for, or otherwise willingly engage in, a transaction constituting a Change of Control, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Redemption in a manner that is consistent with and gives effect to this Section 9, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control, to the effect that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the Satisfaction of Indebtedness Obligations and the payment of the Change of Control Purchase Price in respect of all shares of Series A Preferred Stock then outstanding.

(i) With respect to any share of Series A Preferred Stock to be redeemed by the Company pursuant to the Change of Control Redemption and which has been redeemed in accordance with the provisions of this Section 9, (i) such share shall no longer be deemed outstanding and (ii) all rights with respect to such share shall cease and terminate other than the rights of the Holder thereof to receive the Change of Control Purchase Price therefor.

SECTION 10. Redemption Limitations; Conversion to Indebtedness. Notwithstanding anything to the contrary contained herein, in the event any redemption of the shares of Series A Preferred Stock shall be prohibited on the date specified herein by the express terms of the Financing Agreement, as in effect as of the date hereof, then in lieu of such redemption and payment on such date, the redemption of such shares of Series A Preferred Stock shall occur on a date that is no later than 91 days after the date on which the principal amount of the loans under the Financing Agreement has been repaid; provided, if such shares of Series A Preferred Stock are, due to such express terms, not permitted to be repaid on the date of repayment of such loans, and all of the loans have been repaid in full, the shares of Series A Preferred Stock shall be automatically, and without further action or consideration by the Holder, be converted into a promissory note in favor of the Holders, obligating the Company or its successor in interest to pay an amount equal to the Liquidation Preference on a date no later than 91 days after the date on which the principal amount of the loans under the Financing Agreement has been repaid.

SECTION 11. [Reserved].

SECTION 12. Voting Rights.

(a) General. No Holder of shares of Series A Preferred Stock shall be entitled to a vote on any matter submitted to a vote of stockholders of the Company, except as otherwise provided herein or as required by applicable law. The Holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Articles of Incorporation and the Bylaws as if they were holders of record of Common Stock for such meeting.

(b) Series A Preferred Stock Adverse Changes. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Company may not take, and may not permit any of its Subsidiaries to directly or indirectly take, any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent from the Super Majority Holders, voting as a separate class:

(i) amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Articles of Incorporation (including this Certificate of Designations) in a manner that would adversely affect the powers, preferences, rights or privileges of the Series A Preferred Stock;

(ii) authorize, create, increase the authorized amount of, or issue any class or series of Capital Stock of the Company or any security convertible into, or exchangeable or exercisable for any of the foregoing, or reclassify any security into, any Capital Stock of the Company ranking senior or pari passu to the Series A Preferred Stock (provided, however, that the authorization, creation, increase in the authorized amount of, or issuance of any class or series of Junior Stock or any security convertible into, or exchangeable or exercisable for any of the foregoing, or reclassification of any security into, Junior Stock will not require the vote or consent of any Holders);

(iii) increase or decrease the authorized number of shares of Series A Preferred Stock (except for the cancellation and retirement of shares set forth in Section 13) or issue additional shares of Series A Preferred Stock; and

(iv) unless the conditions set forth in Section 9(h) (Change of Control Agreements) are satisfied, consummate any binding share exchange or reclassification involving the Series A Preferred Stock, or any merger or consolidation of the Company with another entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

(c) Investor Adverse Changes. The Company may not take, and may not permit any of its Subsidiaries to directly or indirectly take, any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent from the Investor:

(i) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens; and

(ii) (A) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), (B) issue any shares of Disqualified Stock, or (C) permit any Subsidiary to issue any shares of Disqualified Stock; provided that the foregoing shall not apply to Permitted Indebtedness.

(d) The protections of Section 12(c) are solely for the benefit of the Investor Parties, and no Holder other than the Investor shall be entitled to the protections of Section 12(c). Each Holder of Series A Preferred Stock will have one (1) vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(e) Weekly Call. Upon the reasonable request of the Investor, the Company shall cause its management team to participate in a weekly call with the Investor at a mutually agreeable time.

(f) For the avoidance of doubt and notwithstanding anything to the contrary in the Articles of Incorporation or Bylaws, (i) the Holders shall have the exclusive consent and voting rights set forth in Section 12(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders and (ii) the Investor shall have the exclusive consent and voting rights set forth in Section 12(c) and may take action or consent to any action with respect to such rights in writing or by electronic transmission of the Investor, and any action or consent to any action with respect to such rights shall be binding on all of the Investor Parties.

SECTION 13. Status of Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

SECTION 14. [Reserved].

SECTION 15. Creation of Capital Stock. Subject to Section 12(b), the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 16. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 17. Taxes. Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than the name in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 18. Notices. All notices referred to herein shall be in writing (which may include electronic communications) and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof (if received prior to 5:00 p.m. E.T. on a Business Day) or three (3) Business Days after the mailing thereof if sent by overnight courier or registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, (i) if to the Company, to its office at 951 Yamato Road, Suite 220, Boca Raton, FL 33431 (Attention: General Counsel), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or otherwise appearing on the books of the Company; or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given. If a notice or communication is given in the manner provided in this Certificate of Designations within the time prescribed, it is duly given, whether or not the addressee receives it, provided that electronic communications shall only be deemed received upon acknowledgement of receipt.

SECTION 19. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Original Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 20. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding; provided, that any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder that requires the approval of Super Majority Holders may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Super Majority Holders.

SECTION 21. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.

SECTION 22. [Reserved].

SECTION 23. No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Company of any class or series.

SECTION 24. No Other Rights. The Series A Preferred Stock will have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, except as provided in this Certificate of Designations or the Articles of Incorporation or as provided by applicable law.

Exhibit A

THERAPEUTICSMD, INC.

CHANGE OF CONTROL REDEMPTION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock of TherapeuticsMD, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to require the Company to redeem the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of TherapeuticsMD, Inc., a Nevada corporation (the “Company”), indicated below at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the Change of Control Purchase Price (as defined in the Certificate of Designations) upon, and subject to the occurrence of, the Change of Control described in the Initial Change of Control Notice. Each capitalized term used herein that is not otherwise defined shall have the meaning set forth in the Certificate of Designations.

Number of shares of Series A Preferred Stock to be redeemed: _____________________

Share certificate no(s). of Series A Preferred Stock to be redeemed: _________________

Tax ID Number (if applicable): ______________________________________________

Please direct the above cash payment to the following name and address:

Name: ______________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

By: _____________________________________________

Title: ____________________________________________

Dated: ___________________________________________

Payment Instructions for cash payment:

Account Number: __________________________________

Bank Number: _____________________________________

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT (IF ANY).]

ACKNOWLEDGMENT

[The Company hereby acknowledges the attached Change of Control Redemption Notice and will direct the cash payment to the account specified in such notice.]

By:
Name:
Title: